Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-201050 of our report dated August 1, 2014 (January 16, 2015, as to the effects of the bonus share issuance and the consequential impact on the warrants as described in Note 1), relating to the consolidated financial statements of Ascendis Pharma A/S (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the restatement of the previously issued consolidated financial statements for the year ended December 31, 2013 and substantial doubts over going concern, as described in Note 1), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

Deloitte Statsautoriseret Revisionspartnerselskab

Copenhagen, Denmark

January 26, 2015

/s/ Jens Sejer Pedersen	/s/ Flemming Larsen
State Authorised	State Authorised
Public Accountant	Public Accountant